Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact: Robert Caller	Media Contact: Marcus Prater
(702) 584-7982	(702) 584-7828
rcaller@ballytech.com	mprater@ballytech.com

BALLY TECHNOLOGIES ANNOUNCES RESULTS

OF ANNUAL SHAREHOLDERS’ MEETING

AND UPDATES FINANCIAL FILING TIMELINE

LAS VEGAS, May 4, 2007 – Bally Technologies, Inc. (NYSE: BYI) announced today that at its annual shareholders’ meeting yesterday, May 3, its shareholders re-elected David Robbins to the Company’s Board of Directors for a three-year term and ratified the selection of Deloitte & Touche LLP as the Company’s independent public accountants for fiscal year 2007.

The Company also provided an update on its financial filing timeline at the meeting. The Company reported that it expects to file its Form 10-Q for the quarterly periods ended Sept. 30, 2006 and Dec. 31, 2006 in late May or early June 2007. As previously disclosed, the Company does not expect to file its Form 10-Q for the quarterly period ended March 31, 2007 on a timely basis. The Company reported that it has targeted filing its Form 10-Q for the quarterly period ended March 31, 2007 in late June or early July 2007. The Company is also targeting the timely filing of its Form 10-K for the fiscal year ended June 30, 2007. While the Company believes it can achieve this filing schedule, there can be no assurance that the schedule will be met.

With a history dating back to 1932, Las Vegas-based Bally Technologies designs, manufactures, operates and distributes advanced gaming devices, systems and technology solutions worldwide. Bally’s product line includes reel-spinning slot machines, video slots, wide-area progressives and Class II, lottery and central determination games and platforms. As the world’s No. 1 gaming systems company, Bally also offers an array of casino management, slot accounting, bonusing, cashless and table management solutions. The Company also owns and operates Rainbow Casino in Vicksburg, Miss. Additional Company information, including the Company’s investor presentations, can be found at www.BallyTech.com.

This news release may contain “forward-looking” statements within the meaning of the Securities Act of 1933, as amended, and is subject to the safe harbor created thereby. Such information involves important risks and uncertainties that could significantly affect the results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements.  Future operating results may be adversely affected as a result of a number of risks that are detailed from time to time in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to update the information in this press release and represents that the information is only valid as of today’s date.

- BALLY TECHNOLOGIES, INC. -